UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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LEAP WIRELESS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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June 28, 2011
Dear Fellow Stockholder:
These are exciting times for Leap Wireless. As a result of the actions your Board and management team took in 2010, Leap’s operating performance is driving us to a strong position, and we believe the Company is on a trajectory for improved financial performance and increased stockholder value.
In 2010, we introduced a number of significant initiatives aimed at ensuring we meet the evolving needs of our customers and the challenges of a changing competitive landscape. As a result of these initiatives, we now have more customers who are staying with us longer, upgrading to better handsets and migrating to higher-revenue service plans.
We believe that we have the right value proposition in place, the right team to take advantage of the opportunities before us and the right product offerings to attract more customers and accelerate growth. We are seeking your support on the enclosed WHITE proxy card for the Company’s nominees for election to Leap’s Board at the 2011 Annual Meeting of Stockholders to be held on July 28, 2011.
2010 — A year of successful transition that is now delivering results
Early last year, Leap introduced national talk and text service plans, followed in August by the introduction of all-inclusive monthly service plans, smartphones at affordable prices and nationwide data coverage. These changes have already resulted in significant operating performance improvements, including unprecedented rates of customer migration to new service plans, reduced churn and higher average revenue per user (ARPU). By the end of the first quarter of 2011:
•	Smartphones and the accompanying $55 service plan comprised approximately 40% of our sales mix, and customer upgrades and migrations continued at unprecedented rates. Smartphone uptake has remained strong into the second quarter.
•	Customer churn rates fell to the lowest levels we have seen in nearly a decade, with voice churn of 2.8 percent leading the way. We believe these lower levels of churn signal a productive, structural change in the way our business performs.
•	ARPU improved by well over $1 over fourth quarter 2010 levels, driven by the adoption of our higher-revenue service plans.
•	We added our one-millionth smartphone customer.
Improving year-over-year ARPU and churn results have continued into the second quarter, along with increased customer activity and higher customer lifetime value. We believe that the benefits from these investments are just beginning to accrue and expect to see improved financial results in the coming quarters.
Realigning the organization for the future
Leap’s Board and management have also implemented a number of other initiatives to better position the Company, including:
•	Significant changes to our management team;

•	Completion of significant back-office system enhancements;

•	Active management of our balance sheet, which has provided liquidity for growth; and

•	The formation of a new joint venture in South Texas and complete ownership and control of Cricket markets in Chicago, Southern Wisconsin and Oregon.
In addition, we recently announced the Board’s nomination of two new directors, Paula Kruger and Mark A. Leavitt, to replace two directors not standing for re-election at the 2011 Annual Meeting of Stockholders. The Board believes that Ms. Kruger and Mr. Leavitt will make significant contributions to the Company at a time of unique opportunity and growth for us. In particular, Ms. Kruger’s expertise in retail will be highly relevant as the Company expands its national retail distribution in 2011 and 2012, and Mr. Leavitt’s strategic and finance background with growth companies in the telecommunications space will provide important perspective as Leap seeks to continue enhancing shareholder value.
New initiatives to deliver future value
We have made great strides over the last several quarters and believe that our momentum is only building. We are expanding our core customer demographic to target customers who appreciate the value we deliver. We are also expanding our distribution in both Cricket-branded and national retail locations. We are continuing to work to ensure that our plans and devices remain competitive, including through the introduction of new and evolving smartphone devices.
We are also excited by the introduction of Muve Music™, our unique, new music experience designed specifically for use on mobile phones. If you have not heard of this service, I urge you to go to our website to see it for yourself. Early positive customer feedback indicates Muve has nationwide appeal and we plan to offer the service through national retail channels, providing us with a truly differentiated product offering.
Much has been said and written about next-generation wireless services over the past year. We are confident that Leap’s evolution to LTE will be well timed and that we will be able to provide next-generation services concurrent with the broad availability of affordable LTE devices, which we expect later next year.
Our core network was built with this transition in mind, which means that when we go to LTE we should be able to leverage our transport network and the positioning of our packet data centers. Our initial investment in our network allowed us to offer broadband services, enabled stronger-than-anticipated smartphone activity and helped to set the stage for our rollout of LTE in 2012. Our LTE implementation is now well underway, and we recently signed a roaming agreement with LightSquared that will supplement Leap’s LTE coverage as LightSquared develops its networks over the coming months and years.
Please support your company by voting the white proxy card today
The Leap Board recommends that you vote “FOR” the slate of qualified Leap nominees named on the enclosed WHITE proxy card. It is unfortunate that, at this promising time for Leap, a minority stockholder, Pentwater Capital Management, is attempting to replace members of the current Leap Board with three of its own handpicked individuals. Please be aware that Pentwater’s notice for nomination does not comply with Leap’s bylaws, and therefore any shares voted with respect to any Pentwater nominees will not be counted at the upcoming Annual Meeting. The Leap Board urges you to simply discard any Gold proxy card sent to you by Pentwater or its affiliates.
We thank you for your continued support.
Very truly yours,
S. Douglas Hutcheson
President, Chief Executive Officer

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
Innisfree M&A Incorporated
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
Important
We urge you NOT to sign any Gold proxy card sent to you by Pentwater.
Important Information
In connection with the solicitation of proxies, Leap Wireless International, Inc., or Leap, has filed with the Securities and Exchange Commission, or the SEC, a definitive proxy statement and other relevant documents concerning the proposals to be presented at Leap’s 2011 Annual Meeting of Stockholders, or the 2011 Annual Meeting. The proxy statement contains important information about Leap and the 2011 Annual Meeting. In connection with the 2011 Annual Meeting, Leap has mailed the definitive proxy statement to stockholders. In addition, Leap files annual, quarterly and special reports, proxy statements and other information with the SEC. You are urged to read the proxy statement and other information because they contain important information about Leap and the proposals to be presented at the 2011 Annual Meeting. These documents are available free of charge at the SEC’s website at www. sec.gov or from Leap at www.leapwireless.com. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.
Leap and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Leap’s stockholders in connection with the election of directors and other matters to be proposed at the 2011 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by Leap with the SEC.
Forward-Looking Statements
This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about our expected, future financial and operational performance, including as a result of our current and future product and service plan offerings, future plans to transition to LTE and expected contributions from management and our proposed slate of nominees to Leap’s Board of Directors and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;
•	the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
•	the impact of competitors’ initiatives;
•	our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;

•	our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
•	future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
•	our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;
•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
•	our ability to effectively integrate, manage and operate our new joint venture in South Texas;
•	failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 6, 2011.
All forward-looking statements included in this letter should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket “K” are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.